Exhibit 10.5

AMENDED AND RESTATED WAIVER AGREEMENT

This AMENDED AND RESTATED WAIVER AGREEMENT (this “Agreement”), dated as of August 31, 2022, is entered into by and among American Virtual Cloud Technologies, Inc., a Delaware corporation (the “Company”), and the undersigned holders of securities of the Company (each, a “Holder Entity”, and collectively, the “Holder”), on each Holder Entity’s own behalf and in its respective capacity as the Required Holder, as such term is defined in the Purchase Agreements, the Certificate of Designations and the Notes (all as defined below).

RECITALS

A. On August 15, 2022, the Company and each Holder Entity entered into that certain Waiver Agreement, which is being amended and restated herein as this Agreement.

B. The Company and a Holder Entity are parties to (i) a Securities Purchase Agreement, dated as of November 5, 2021 (as in effect as of the date hereof, the “November SPA”), pursuant to which such Holder Entity purchased from the Company, among other securities, Series A Warrants (as such term is defined in the November SPA), and (ii) a Securities Purchase Agreement, dated as of December 13, 2021 (as in effect as of the date hereof, the “December SPA”), pursuant to which such Holder Entity purchased from the Company, among other securities, Series D Warrants (as such term is defined in the December SPA).

C. The Company and a Holder Entity are parties to a Securities Purchase Agreement, dated as of February 28, 2022 (as in effect as of the date hereof, the “February SPA”), pursuant to which such Holder Entity purchased from the Company shares of Series B Preferred Stock (as such term is defined in the February SPA) (the “Preferred Shares”) issued pursuant to a certificate of designations with respect thereto, the “Certificate of Designations”) and Warrants (the “February Warrants” and, collectively with the Series A Warrants and the Series D Warrants, the “Warrants”);

D. The Company and HB Sub Fund II LLC, a Holder Entity, are parties to a Securities Purchase Agreement, dated as of April 14, 2022 (as in effect as of the date hereof, the “April SPA” and, collectively with the November SPA, the December SPA and the February SPA, the “Purchase Agreements”), pursuant to which such Holder Entity purchased from the Company the certain senior secured convertible notes (the “Notes”);

E. On August 25, 2022, pursuant to that certain Securities Transfer Agreement, by and between HB Sub Fund II LLC, a Holder Entity, and HB Fund LLC, a Holder Entity, HB Sub Fund II LLC transferred its entire interest in the Notes to HB Fund LLC, with HB Sub Fund II LLC agreeing to remain the collateral agent with respect thereto (collectively, the “Note Transfer”).

F. The Company and each Holder Entity desires to waive certain provisions of the Purchase Agreements, the Certificate of Designations, the Warrants, the Preferred Shares and/or the Notes, as applicable, all as set forth herein;

G. The Company has executed and delivered that certain Security and Pledge Agreement, dated April 19, 2022, made by the Company, AVCtechnologies USA Inc. (“AVCT USA”), and Kandy Communications LLC (“Kandy”, together with Company and AVCT USA, the “Grantors”), in favor of HB Sub Fund II LLC, in its capacity as collateral agent (the “Collateral Agent”) (as amended, modified, supplemented, renewed, restated or replaced from time to time, the “Security Agreement”);

H. Pursuant to the terms of the Security Agreement, each Grantor has granted to the Collateral Agent, for the ratable benefit of itself and the Noteholders (as defined in the Security Agreement), a valid, enforceable and perfected security interest in the Collateral (as defined in the Security Agreement), including certain Intellectual Property (as defined in the Security Agreement) of Company and AVCT USA. Each of Company and AVCT USA has executed and delivered to the Collateral Agent an Intellectual Property Security Agreement (as amended, modified, supplemented, renewed, restated or replaced from time to time, collectively, the “IP Security Agreements”);

I. The Company has negotiated (i) a settlement agreement (as in effect as of the date hereof and attached hereto as Exhibit A-1, the “Settlement Agreement”) with Ribbon Communications Operating Company, Inc. and certain of its affiliates (collectively, “Ribbon”) pursuant to which Grantors, as applicable, are granting certain non-exclusive rights to Ribbon to utilize WebRTC gateway technology that is integrated with Ribbon’s SBCs and Application Servers, as more particularly described on Exhibit B hereto (the “Licensed Technology Rights”), (ii) a Stock Redemption Agreement with Ribbon (as in effect as of the date hereof and attached hereto as Exhibit A-2, the “Stock Redemption Agreement”), pursuant to which the Company shall redeem 13,600,421 shares of Common Stock as additional consideration for the transactions contemplated by the Settlement Agreement (the “Redemption”), (iii) a Warrant Termination Agreement with Ribbon (as in effect as of the date hereof and attached hereto as Exhibit A-3, the “Warrant Termination Agreement”), pursuant to which the Company shall terminate a warrant to purchase 4,377,800 shares of Common Stock previously issued to Ribbon as additional consideration for the transactions contemplated by the Settlement Agreement (the “Warrant Termination”, and together with the Redemption, the “Redemption and Termination”) and (iv) the Wind Down Agreement with Ribbon (as in effect as of the date hereof and attached hereto as Exhibit A-4, the “Wind Down Agreement”, and together with the Settlement Agreement, the Stock Redemption Agreement and the Warrant Termination Agreement, the “Settlement Documents”); and

J. Each Grantor has requested that the Collateral Agent consent to the license of the Licensed Technology Rights and the Collateral Agent release any Lien relating thereto, and that the Holder agree to certain other consents and waivers in connection with the Settlement Agreement, all as set forth herein.

TERMS OF AGREEMENT

In consideration of the premises and further valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Ribbon Consents and Waivers. Capitalized terms used but not otherwise defined in this Section 1 shall have the same meanings ascribed to them in the Security Agreement.

a.	The Collateral Agent and each Holder Entity hereby consent to the license to Ribbon of (x) the Licensed Technology Rights and (y) all of Grantors’ rights, title and interest in and to the Conveyed Technology (as defined in the Wind Down Agreement) (collectively, the “Permitted License and Assignment”) and, for the avoidance of doubt, waives, solely with respect to the Permitted License and Assignment, any covenant in the Transaction Documents prohibiting the Permitted License and Assignment. Upon execution of this Agreement, all Liens, security interests and/or other rights of every kind granted to the Collateral Agent in the Licensed Technology Rights shall automatically and immediately be terminated and released without further action by any party. The Licensed Technology Rights shall be released from the effect of the Notes, the Security Agreement and the IP Security Agreements and any other document executed in connection therewith without further action by any party. The Grantors and the Collateral Agent each acknowledge and agree that (i) the Collateral Agent is not consenting to the transfer of any other assets of the Grantors to the extent such asset constitutes Collateral or the release of any other Lien with respect to Collateral, and (ii) any such further transfers or release of any Lien, as applicable, shall require the prior written consent of Collateral Agent, which may not be unreasonably withheld.

b.	Upon execution of this Agreement, the Collateral Agent hereby authorizes the Company to file the appropriate UCC-3 amendment (subject to the Collateral Agent’s prior review) and such other release filings in the United States Patent and Trademark Office, the United States Copyright Office and other governmental authorities, solely with respect to the release of the Licensed Technology Rights from the Collateral Agent’s Lien and security interest related thereto as contemplated by subsection (a) above (but not with respect to any other Lien on any other Collateral).

c.	The Holder hereby consents to the Redemption and Termination. The Holder hereby waives any prohibition of the Redemption and Termination set forth in Section 15 of the Certificate of Designations, Section 13 of the Notes or any similar covenants contained in any Purchase Agreement (in each case, solely with respect to the Redemption and Termination and not with respect to any other transaction). For the avoidance of doubt, the Company shall be entitled to retain 100% of the proceeds paid to the Company or any of its subsidiaries pursuant to the Settlement Documents, which proceeds shall be deposited to the Company’s operating account.

2.  Other Waivers; Acknowledgement.

a.	From the Effective Time through and including December 30, 2022 (the “Waiver Period”), clause (ix) of the definition of Equity Conditions in the Certificate of Designations and clause (x) of the definition of Equity Conditions in the Note, in each case, shall be waived, in part, such that (i) no Price Failure (as defined in the Notes) nor Price Failure (as defined in the Certificate of Designations) shall be deemed to have occurred and (ii) if the Company satisfies the definition of Volume Failure (as defined in the Notes) and Volume Failure (as defined in the Certificate of Designations), assuming for such purpose that “$1,000,000” of each such definition was replaced with “$250,000, no Volume Failure (as defined in the Notes) nor Volume Failure (as defined in the Certificate of Designations) shall be deemed to have occurred.

b.	(i) the Notes, the Warrants and the Certificate of Designations, as applicable, shall each be waived, in part, such that securities issued pursuant to a Subsequent Placement of up to an aggregate of $15 million (the “New Permitted Offering Size Limitation”) in gross proceeds (excluding any issuances of securities pursuant to an equity line of credit) shall be deemed to be an “Excluded Security” (as defined in each applicable Transaction Document) for all purposes thereunder (the “New Permitted Offering”), and (ii) the Transaction Documents (as defined in each of the Purchase Agreements), including, without limitation, the Notes, the Warrants and the Certificate of Designations, shall be waived in part, such that if such New Permitted Offering is an at-the-market offering, such agreement with respect thereto and any issuances of Common Stock thereunder, subject to the New Permitted Offering Size Limitation, shall not be deemed to be a variable rate transaction (and securities issued thereunder shall not be deemed to be variable rate securities) for any purpose thereunder.

c.	During the Waiver Period, the Holder hereby agrees to defer the time of each required payment by the Company to the applicable Holder Entity of any Acceleration Floor Amount or Conversion Installment Floor Amount (as such terms are defined in the Certificate of Designations) or Acceleration Floor Amount or Conversion Installment Floor Amount (as such terms are defined in the Notes) or Intermonth Installment Floor Amount (as defined below) due and payable under the Certificate of Designations or the Notes or this Agreement, as applicable, including without limitation any such Acceleration Floor Amount due and payable with respect to any Acceleration (as defined in the Certificate of Designations) or any Acceleration (as defined in the Notes), as applicable, that occurred on August 11, 2022 (collectively, the “Outstanding Floor Amounts”) until the first (1st) Trading Day immediately following the Waiver Period; provided, that, notwithstanding the foregoing, if the Company consummates a New Permitted Offering, the lesser of (x) 25% of the gross proceeds of the New Permitted Offering and (y) the aggregate Outstanding Floor Amounts as of the time of consummation of such New Permitted Offering, as applicable (with respect to any New Permitted Offering until $2.8 million in the aggregate has been distributed to the Holder), shall be paid to the applicable Holder Entity, pro rata, as of the time of consummation of such New Permitted Offering to reduce the Outstanding Floor Amounts then outstanding.

d.	The Company hereby waives, in part, the prohibition of Accelerations (as defined in the Certificate of Designations) and Accelerations (as defined in the Notes), such that the Holder may effect Accelerations (as defined in the Certificate of Designations) and Accelerations (as defined in the Notes), in each case, up to 400% of the Installment Amount (as defined in the Certificate of Designations) for such Current Installment Date (as defined in the Certificate of Designations) and up to 400% of the Installment Amount (as defined in the Notes) for such Current Installment Date (as defined in the Notes), in each case, in each of (x) the first fifteen (15) calendar days of such applicable calendar month and (y) the remaining calendar days of such calendar month, as applicable (in any calendar month, in the aggregate, any Accelerations (as defined in the Certificate of Designations) in excess of 300% of the Installment Amount (as defined in the Certificate of Designations) for such Current Installment Date (as defined in the Certificate of Designations) and Accelerations (as defined in the Notes) in excess of 300% of the Installment Amount (as defined in the Notes) for such Current Installment Date (as defined in the Notes), collectively shall be referred to herein as the “Additional Accelerations”). For the avoidance of doubt, for the purpose of this Section 2(d), any given Installment Amount shall include any Deferral Amount that has been previously deferred to such applicable Installment Date and shall also include any amount deferred from such Installment Amount to a later Installment Date.

e.	Pursuant to Section 8(g) of the Certificate of Designations and Section 7(g) of the Note, respectively, on the fifteenth calendar day of each calendar month (or, if such date is not a Trading Day, the next Trading Day, each, an “Intermonth Installment Date”), the Company shall reduce the Conversion Price (as defined in the Certificate of Designations) and the Conversion Price (as defined in the Note), respectively, solely with respect to (x) such aggregate number of Preferred Shares equal to the Installment Amount (as defined in the Certificate of Designations) of such Current Installment Date (as defined in the Certificate of Designations) (each, an “Intermonth Preferred Installment Amount”) and (y) such aggregate Conversion Amount (as defined in the Note) of the Note equal to the Installment Amount (as defined in the Note) of such Current Installment Date (as defined in the Note) occurring in such applicable Installment Period (as defined in the Note) (each, an “Intermonth Note Installment Amount”, and together with each Intermonth Preferred Installment Amount, each an “Intermonth Installment Amount”) to (x) with respect to such applicable Intermonth Preferred Installment Amount, the Installment Conversion Price (as defined in the Certificate of Designations assuming an Installment Date (as defined in the Certificate of Designations) as of the applicable Intermonth Installment Date) (each, an “Intermonth Installment Preferred Conversion Price”) and (y) with respect to such applicable Intermonth Note Installment Amount, the Installment Conversion Price (as defined in the Notes assuming an Installment Date (as defined in the Notes) as of the applicable Intermonth Installment Date) (each, an “Intermonth Installment Note Conversion Price”, and together with each Intermonth Installment Preferred Conversion Price, each an “Intermonth Conversion Price”); provided, that in the event of the Conversion Floor Price Condition (as defined in the Certificate of Designations) or a Conversion Floor Price Condition (as defined in the Notes), respectively, exists with respect to any conversion of any Intermonth Installment Amount (excluding any Intermonth Installment Amount or any Additional Accelerations), the Company herby agrees to pay to the Holder on the first (1st) Trading Day after the Waiver Period (or, if earlier, as required in accordance with Section 2(c) above) with respect thereto an additional amount in cash equal to the applicable Intermonth Installment Floor Amount (as defined below) with respect thereto.

“Intermonth Installment Floor Amount” means an amount in cash, to be delivered by wire transfer of immediately available funds pursuant to wire instructions delivered to the Company by the Holder in writing, equal to the product obtained by multiplying (A) the higher of (I) the highest price that the Common Stock trades at on the Trading Day immediately preceding the relevant Intermonth Installment Date and (II) the applicable Intermonth Installment Conversion Price and (B) the difference obtained by subtracting (I) the number of shares of Common Stock delivered (or to be delivered) to the Holder on the applicable Intermonth Installment Date with respect to such applicable conversion from (II) the quotient obtain by dividing (x) the applicable Intermonth Installment Amount subject to such applicable conversion, by (y) the applicable Intermonth Installment Conversion Price without giving effect to clause (x) of such definition.

f.	The Holder hereby defers, from the Effective Time through and including the earlier of (i) the Company’s receipt of gross proceeds of $15 million from the New Permitted Offering and (ii) December 31, 2022, the application of (A) any adjustment to the Conversion Price that would otherwise result from any Stock Combination Event (as such terms are defined in the Certificate of Designations), (B) any adjustment to the Conversion Price that would otherwise result from any Stock Combination Event (as such terms are defined in the Notes) and (C) any adjustment to the Exercise Price that would otherwise result from any Stock Combination Event (as such terms are defined in certain of the Warrants), in each case if such Stock Combination Event is a reverse stock split approved by the Company’s stockholders pursuant to the definitive proxy statement filed by the Company on May 2, 2022 (each, a “Deferred Adjustment Right”); provided that if the Holder exercises, at any time prior to the Company’s receipt of gross proceeds of $15 million from the New Permitted Offering, any such Warrants as to which a Deferred Adjustment Right is applicable, (I) the deferral of the Deferred Adjustment Right with respect to such portion of such Warrant exercised shall be deemed to have ended immediately prior to such exercise, and (II) any such exercise shall reflect any adjustments in the Warrant as a result of the Deferred Adjustment Right; provided further, and notwithstanding the foregoing, the application of such Deferred Adjustment Right shall not occur to such portion of the Warrant that is not exercised for cash, if any, unless the Company is not then in compliance with its obligations to register the underlying shares of Common Stock under any applicable registration rights agreement.

g.	The Company acknowledges and agrees that the Note Transfer occurred on August 25, 2022, such Note Transfer has been recorded on the Register (as defined in the Notes) and the books and records of the Company, and the Company shall use its reasonable best efforts to promptly effect the transfer of the certificate evidencing the Note from HB Sub Fund II LLC to HB Fund LLC.

3. Disclosure of Transaction. The Company shall, on or before 9:30 a.m., New York City Time, on the first Business Day following the date of this Agreement, file a Current Report on Form 8-K, or a Quarterly Report on Form 10-Q, describing the terms of the transactions contemplated hereby in the form required by the 1934 Act and attaching this Agreement and the form of the New Notes as an exhibit to such filing (excluding schedules, the “SEC Filing”). From and after the filing of the SEC Filing, the Company shall have disclosed all material, non-public information (if any) provided up to such time to the Holders by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents. In addition, upon the filing of the SEC Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated hereby or as otherwise disclosed in the SEC Filing, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Holder or any of their affiliates, on the other hand, shall terminate. Neither the Company, its Subsidiaries nor the Holder shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled, without the prior approval of the Holders, to issue a press release or make such other public disclosure with respect to such transactions (i) in substantial conformity with the SEC Filing and contemporaneously therewith or (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Holders shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Holder (which may be granted or withheld in the Holder’s sole discretion), except as required by applicable law, the Company shall not (and shall cause each of its Subsidiaries and affiliates to not) disclose the name of the Holder in any filing, announcement, release or otherwise.

4. Fees. The Company shall reimburse Kelley Drye & Warren, LLP (counsel to the Holder) in an aggregate non-accountable amount of $45,000 (the “Legal Fee Amount”) for costs and expenses incurred by it in connection with drafting and negotiation of this Agreement. Each party to this Agreement shall bear its own expenses in connection with the structuring, documentation, negotiation and closing of the transactions contemplated hereby, except as provided in the previous sentence and except that the Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, transfer agent fees, Depository Trust Company fees relating to or arising out of the transactions contemplated hereby.

5. Most Favored Nation. The Company hereby represents and warrants as of the date hereof and covenants and agrees that none of the terms offered to any Person with respect to any amendment, modification, waiver or exchange of any warrant to purchase Common Stock (or other similar instrument), including, without limitation with respect to any consent, release, amendment, settlement, or waiver relating thereto (each an “Settlement Document”), is or will be more favorable to such Person (other than any reimbursement of legal fees) than those of the Holder and this Agreement. If, and whenever on or after the date hereof, the Company enters into a Settlement Document while any Warrant remains outstanding, then (i) the Company shall provide notice thereof to the applicable Holder promptly following the occurrence thereof and (ii) the terms and conditions of this Agreement shall be, without any further action by the applicable Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the applicable Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Settlement Document, provided that upon written notice to the Company at any time such Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Agreement shall apply to such Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to such Holder. The provisions of this Section 7 shall apply similarly and equally to each Settlement Document.

6. Effective Time. This Agreement shall be effective (the “Effective Time”) upon the time of due execution and delivery by the Company and the Holders of this Agreement.

7. Ratification. Except as otherwise expressly provided herein, the Transaction Documents (as defined in each Purchase Agreement), are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects.

8. Miscellaneous. Section 9 of the April SPA is hereby incorporated by reference herein, mutatis mutandis.

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